      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2000

                                                      REGISTRATION NO. 333-75213

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2


                                  ON FORM S-3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE GOLDMAN SACHS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                                                                 13-4019460
  (STATE OR OTHER JURISDICTION OF                                                   (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                                                IDENTIFICATION NUMBER)


                            ------------------------
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 GAIL S. BERNEY


                         THE GOLDMAN SACHS GROUP, INC.

                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 902-1000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               RICARDO A. MESTRES, JR.                                     ALAN L. BELLER
                     JOHN P. MEAD                                      CHRISTOPHER E. AUSTIN
                    DAVID B. HARMS                                     CHRISTOPHER J. WALTON
                 ROBERT W. REEDER III                            CLEARY, GOTTLIEB, STEEN & HAMILTON
                 SULLIVAN & CROMWELL                                     ONE LIBERTY PLAZA
                   125 BROAD STREET                                   NEW YORK, NEW YORK 10006
               NEW YORK, NEW YORK 10004                                    (212) 225-2000
                    (212) 558-4000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]


    If the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.


                   Subject to Completion. Dated May 3, 2000.

                         THE GOLDMAN SACHS GROUP, INC.
[GOLDMAN SACHS LOGO]
                              6.65% Notes due 2009

                            ------------------------

     The Goldman Sachs Group, Inc. will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 1999. If Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.

     The notes are listed on the Luxembourg Stock Exchange.


                            ------------------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


     Goldman, Sachs & Co., a subsidiary of Goldman Sachs, will, and other affiliates of Goldman Sachs may, use this prospectus in connection with offers and sales of the notes in market-making transactions.


                              GOLDMAN, SACHS & CO.

                            ------------------------


                      Prospectus dated             , 2000.

                               TABLE OF CONTENTS



                                                              Page
                                                              ----
Available Information.......................................    2

Use of Proceeds.............................................    3

Ratio of Earnings to Fixed Charges..........................    3

Goldman Sachs...............................................    3

Description of the Notes Being Offered......................    4

United States Taxation......................................   22

Plan of Distribution........................................   26

Employee Retirement Income Security Act.....................   27

Validity of the Notes.......................................   27

Experts.....................................................   27

Cautionary Statement Pursuant to The Private Securities
  Litigation Reform Act of 1995.............................   28

General Information.........................................  P-1

                             AVAILABLE INFORMATION



     The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005, on which our common stock is listed. As long as the notes are listed on the Luxembourg Stock Exchange, copies of our filings with the SEC will also be available free of charge from our listing agent in Luxembourg, Banque Internationale a Luxembourg, 69, route d'Esch, L-1470 Luxembourg.



     We have filed a registration statement on Form S-3 with the SEC relating to the notes covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Goldman Sachs, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.



     The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports by us filed with the SEC after the date of this prospectus and before the date that the offering of the notes offered through this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.



     The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC:



     (1) Annual Report on Form 10-K for the fiscal year ended November 26, 1999;



     (2) Quarterly Report on Form 10-Q for the quarter ended February 25, 2000;



     (3) Current Report on Form 8-K, dated March 21, 2000; and



     (4) All documents filed by The Goldman Sachs Group, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering.



     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Director of Investor Relations, 10 Hanover Square, New York, New York 10005, telephone (212) 357-2674.

                                USE OF PROCEEDS


     We received net proceeds from the original issuance and sale of the notes of approximately $1.785 billion. We used the net proceeds to provide additional funds for our operations and for other general corporate purposes, including the repayment of short-term obligations and the portion of long-term obligations which came due during calendar year 1999.

     We have not received, and do not expect to receive, any proceeds from resales of the notes by Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us.


                       RATIO OF EARNINGS TO FIXED CHARGES



     The Goldman Sachs Group, Inc.'s consolidated ratios of earnings to fixed charges for the three-month periods ended February 26, 1999 and February 25, 2000 and for each of the fiscal years ended November 24, 1995, November 29, 1996, November 28, 1997, November 27, 1998 and November 26, 1999, respectively, are as follows:



                                                                                   THREE MONTHS
                                                   YEAR ENDED NOVEMBER            ENDED FEBRUARY
                                          -------------------------------------   ---------------
                                          1995    1996    1997    1998    1999     1999     2000
                                          -----   -----   -----   -----   -----   ------   ------
Ratio of Earnings to Fixed Charges
  (unaudited)(1)(2).....................  1.14x   1.23x   1.23x   1.21x   1.16x   1.41x    1.42x


---------------

(1) Our pre-tax earnings in fiscal year 1999 and the three-month period ended February 25, 2000 reflect payments for services rendered by managing directors who, before our conversion to corporate form, were profit participating limited partners. In prior years and for the three months ended February 26, 1999, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in operating expenses in fiscal year 1995, 1996, 1997 or 1998 or the three months ended February 26, 1999 and, therefore, the pre-tax earnings in these periods are not comparable to fiscal year 1999 and the three-month period ended February 25, 2000. Please refer to our consolidated financial statements and their notes, which are incorporated into this prospectus by reference, for further information. See "Available Information" for information about how to obtain copies of our consolidated financial statements.



(2) For purposes of the ratio of earnings to fixed charges,"earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.



                                 GOLDMAN SACHS



     Goldman Sachs is a leading global investment banking and securities firm, providing a full range of investing, advisory and financing services worldwide to a substantial and diversified client base, which includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. Our headquarters are located at 85 Broad Street, New York, New York 10004, telephone
(212) 902-1000, and we maintain offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

                     DESCRIPTION OF THE NOTES BEING OFFERED


Please note that in this section entitled "Description of the Notes Being Offered", references to The Goldman Sachs Group, Inc., we, our and us refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who have notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company or in notes registered in street name. Owners of beneficial interests in the notes should read the subsection entitled "-- Legal Ownership of Notes".


                          FINANCIAL TERMS OF THE NOTES

     The specific financial terms of the notes are as follows:

     - TITLE OF THE NOTES:  6.65% Notes due 2009

     - ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.

     - TOTAL PRINCIPAL AMOUNT ISSUED:  $1,800,000,000

     - ORIGINAL ISSUE DATE WAS:  May 19, 1999

     - DUE DATE FOR PRINCIPAL:  May 15, 2009

     - INTEREST RATE:  6.65% annually

     - DATE INTEREST STARTED ACCRUING:  May 19, 1999

     - DUE DATES FOR INTEREST:  every May 15 and November 15

     - FIRST DUE DATE FOR INTEREST WAS:  November 15, 1999

     - REGULAR RECORD DATES FOR INTEREST:  every May 1 and November 1

     - ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

     - REDEMPTION: We will not have the option to redeem the notes before they mature, unless we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements.

     - FORM OF NOTES: We issued the notes only in global form, and you will not be permitted to withdraw the notes from The Depository Trust Company except in the limited situations we describe below under "-- We Issued the Notes in Global Form".

                     ADDITIONAL INFORMATION ABOUT YOUR NOTE

THE NOTES WERE ISSUED UNDER THE INDENTURE


     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the notes are governed by a document called the indenture. The indenture is a contract, dated as of May 19, 1999, between us and The Bank of New York, which acts as trustee. The trustee has two main roles:


     - First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe below under "-- Default, Remedies and Waiver of Default".

     - Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

WE MAY ISSUE OTHER SERIES OF DEBT SECURITIES

     The indenture permits us to issue different series of debt securities from time to time. The notes are a single, distinct series of debt securities. The specific terms of each other series may differ from those of the notes. The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of other series or the aggregate amount of any particular series.

     The indenture and the notes do not limit our ability to incur other debt or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes except as we describe below under "-- Restrictive Covenant and Defeasance".

     When we refer to a series of debt securities, we mean a series, such as the notes, issued under the indenture. When we refer to the notes or these notes, we mean the notes that are covered by this prospectus.

HOW THE NOTES RANK AGAINST OTHER DEBT

     The notes are not secured by any property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning these notes, you are one of our unsecured creditors. These notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, these notes would rank equally in right of payment with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. The specific terms of other debt, including those of other series we may issue under the indenture, however, will differ from those of the notes. For example, other debt will have different due dates for principal and interest and may permit holders to accelerate the maturity in different circumstances.


WE ARE A HOLDING COMPANY



     Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus the ability of our note holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to us from some of our subsidiaries, including Goldman, Sachs & Co., are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of securities exchanges and other regulatory bodies. Furthermore, because some of our subsidiaries, including Goldman, Sachs & Co., are partnerships in which we are a general partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries' obligations could reduce our assets that are available to satisfy our direct creditors, including investors in the notes.



STATED MATURITY AND MATURITY


     The day on which the principal amount of the notes is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

     We also use the terms stated maturity and maturity to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.


THIS SECTION IS ONLY A SUMMARY



     The indenture and its associated documents, including the notes, contain the full legal text of the matters described in this section. The indenture and the notes are governed by New York law. A copy of the indenture has been filed with the SEC as part of our registration statement. See "Available Information" above for information on how to obtain a copy.


     This section summarizes all the material terms of the notes and the indenture. It does not, however, describe every aspect of the notes and the indenture. For example, in this section, we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

                            LEGAL OWNERSHIP OF NOTES


     We refer to those who have the notes registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those notes. Those persons are the legal holders of those notes. We refer to those who, indirectly through others, own beneficial interests in notes that are not registered in their own names as indirect owners of those notes. As we discuss below, indirect owners are not legal holders, and investors in notes issued in book-entry form or in street name are indirect owners.


BOOK-ENTRY HOLDERS

     We issued these notes in book-entry form. This means the notes are represented by one or more global notes registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers.


     Under the indenture, only the person in whose name a note is registered is recognized as the holder of that note. Consequently, for notes issued in global form, we will recognize only the depositary as the holder of those notes and we will make all payments on those notes to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the notes.


     As a result, investors will not own notes directly. Instead, they will own beneficial interests in a global note, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the notes are issued in global form, investors will be indirect owners, and not holders, of the notes.


STREET NAME HOLDERS

     If in the future we terminate the global notes, investors may choose to hold their notes in their own names or in street name. Notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he or she maintains at that institution.


     For notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the notes are registered as the holders of those notes and we will make all payments on those notes to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold notes in street name will be indirect owners, not holders, of those notes.


LEGAL HOLDERS


     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the holders of the notes. We do not have obligations to investors who hold beneficial interests in global notes, in street name or by any other indirect means. This is the case whether an investor chooses to be an indirect owner of a note or has no choice because we issued the notes only in global form.



     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose -- e.g., to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture -- we would seek the approval only from the holders, and not the indirect owners, of the notes. Whether and how the holders contact the indirect owners is up to the holders.



     When we refer to you, we mean those who invest in the notes being offered by this prospectus, whether they are the holders or only indirect owners of those notes. When we refer to your notes, we mean the notes being offered by this prospectus in which you hold a direct or indirect interest.



SPECIAL CONSIDERATIONS FOR INDIRECT OWNERS


     If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;


     - how it would handle a request for the holders' consent, if ever required;



     - whether and how you can instruct it to send you notes registered in your own name so you can be a holder, if that is permitted in the future;



     - how it would exercise rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests; and


     - if the notes are in book-entry form, how the depositary's rules and procedures will affect these matters.

                       WE ISSUED THE NOTES IN GLOBAL FORM

     We have chosen to issue the notes in book-entry form. This means all the notes were represented, at least initially, by one or more global notes.

WHAT IS A GLOBAL NOTE?

     A global note is a note that we deposit with and register in the name of a financial institution, or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. We have selected The Depository Trust Company of New York, New York, known as DTC, to be the depositary for the notes, at least initially.


     A global note may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "-- Special Situations When a Global Note Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the notes, and investors will be permitted to own only beneficial interests in a global note. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose note is represented by a global note will not be a holder of the note, but only an indirect owner of a beneficial interest in the global note.


     The notes will be represented by one or more global notes at all times unless and until the global notes are terminated. We describe the situations in which this can occur below under "-- Special Situations When a Global Note Will Be Terminated". If termination occurs, we may issue the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL NOTES


     As an indirect owner, an investor's rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global note.


     Because the notes were issued only in the form of global notes, an investor should be aware of the following:


     - An investor cannot cause the notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the notes, except in the special situations we describe below;



     - An investor will be an indirect owner and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes, as we describe above under "-- Legal Ownership of Notes";



     - An investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;



     - An investor may not be able to pledge his or her interest in a global note in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;



     - The depositary's policies will govern payments, transfers, exchanges, notices and other matters relating to an investor's interest in a global note, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global note. We and the trustee also do not supervise the depositary in any way;



     - The depositary will require that those who purchase and sell interests in a global note within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and



     - Financial institutions that participate in the depositary's book-entry system, and through which investors hold their interests in the global notes, directly or indirectly, may also have their own policies affecting payments, transfers, exchanges, notices and other matters relating to the notes, and those policies may change from time to time. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions or records of ownership interests of any of those intermediaries.


SPECIAL SITUATIONS WHEN A GLOBAL NOTE WILL BE TERMINATED


     In a few special situations described below, a global note will be terminated and interests in it will be exchanged for certificates in non-global form representing the notes it represented. After that exchange, the choice of whether to hold the notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "-- Legal Ownership of Notes".


     The special situations for termination of the global notes are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and we do not appoint another institution to act as depositary within 60 days;

     - if we notify the trustee that we wish to terminate the global notes; or

     - if an event of default has occurred and has not been cured or waived; we discuss defaults later under "-- Default, Remedies and Waiver of Default".


     If a global note is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the holders of those notes.



   YOU CAN HOLD INTERESTS IN GLOBAL NOTES THROUGH CLEARSTREAM, LUXEMBOURG AND
                   EUROCLEAR, AS INDIRECT PARTICIPANTS IN DTC



     As long as DTC is the depositary for the global notes, you may hold an interest in a global note through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Clearstream Banking, societe anonyme, Luxembourg, commonly known as Clearstream, Luxembourg (previously commonly referred to as Cedel), and Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system known as Euroclear. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that DTC, Clearstream, Luxembourg and Euroclear will have no record of you or your relationship with the direct participant in their systems.



     Clearstream, Luxembourg and Euroclear are securities clearance systems in Europe, and they participate indirectly in DTC. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank acts as depositary for Euroclear. Clearstream, Luxembourg and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.



DTC RULES WILL ALSO APPLY TO NOTES HELD THROUGH CLEARSTREAM, LUXEMBOURG AND EUROCLEAR



     If you hold an interest in a global note through Clearstream, Luxembourg or Euroclear, that system will credit the payments we make on your note to the account of your Clearstream, Luxembourg or Euroclear participant in accordance with that system's rules and procedures. The participant's account will be credited only to the extent that the system's depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the notes, if made through Clearstream, Luxembourg or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.



     If you hold an interest in a global note through Clearstream, Luxembourg or Euroclear, you will not be entitled to exchange your interest for a certificate representing a non-global note, unless and until the global note is terminated at DTC, as described in the prior subsection.



     Trading in the notes between Clearstream, Luxembourg participants or between Euroclear participants will by governed only by the rules and procedures of that system. We understand that, at present, those systems' rules and procedures applicable to trades in conventional eurobonds will apply to trades in the notes, with settlement in immediately available funds.


SPECIAL CONSIDERATIONS FOR CROSS-MARKET TRANSFERS


     Cross-market transfers of the notes -- i.e., transfers between investors who hold or will hold their interests through Clearstream, Luxembourg or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Clearstream, Luxembourg or Euroclear, on the other hand -- will be governed by DTC's rules and procedures in addition to those of Clearstream, Luxembourg or Euroclear. If you hold your note through Clearstream, Luxembourg or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Clearstream, Luxembourg or Euroclear, through your participant, and that system in turn will need to deliver them to DTC, through that system's depositary.



     Because of time-zone differences between the United States and Europe, any notes you purchase through Clearstream, Luxembourg or Euroclear in a cross-market transfer will not be credited to your account at your Clearstream, Luxembourg or Euroclear participant until the business day after the DTC settlement date. For the same reason, if you sell the notes through Clearstream, Luxembourg or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant's account until the business day following the DTC settlement date. In this context, "business day" means a business day for Clearstream, Luxembourg or Euroclear.



     The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

                         PAYMENT OF ADDITIONAL AMOUNTS

     We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to do so on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this section.

     We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term United States alien means any person who, for U.S. federal income tax purposes, is:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership; or

     - an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

     If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pay after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

     Our obligation to pay additional amounts is subject to several important exceptions, however. We will NOT pay additional amounts for or on account of any of the following:

     - any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner -- or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership -- and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner -- or the fiduciary, settlor, beneficiary or member -- at any time, for U.S. federal income tax purposes:

        -- is or was a citizen or resident or is or was treated as a resident of the United States;

        -- is or was present in the United States;

        -- is or was engaged in a trade or business in the United States;

        -- has or had a permanent establishment in the United States;

        -- is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

        -- is or was a corporation that accumulates earnings to avoid U.S.
           federal income tax; or

        -- is or was a "ten percent shareholder" of The Goldman Sachs Group, Inc.;

     - any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

     - any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the note;

     - any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent; or

     - any combination of the taxes, assessments or other governmental charges described above.

     In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.

     When we refer to a U.S. taxing authority, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the United States in the discussion of additional amounts above and in the discussion of redemption for tax reasons below, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

     When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable in respect of that payment.

                          WHEN WE CAN REDEEM THE NOTES

     We will not be permitted to redeem the notes before their stated maturity, except as described below. The notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

     We will be entitled, at our option, to redeem the outstanding notes in whole if at any time we become obligated to pay additional amounts on any notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of the United States of America, of any jurisdiction in the United States or of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced after the date of this prospectus. If we redeem the notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.


     If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. However, we must give the holders of the notes notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described below in "-- Notices".

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our subsidiaries purchase may, at our discretion, be held, resold or cancelled.

                        MERGERS AND SIMILAR TRANSACTIONS


     We are generally permitted to merge or consolidate with another firm. We are also permitted to sell our assets substantially as an entirety to another firm. We may not take any of these actions, however, unless all the following conditions are met:


     - If the successor firm in the transaction is not The Goldman Sachs Group, Inc., the successor firm must be organized as a corporation, partnership, trust, limited liability company or other similar entity and must expressly assume The Goldman Sachs Group, Inc.'s obligations under the notes and the indenture. The successor firm may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

     - Immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, "default under the notes" means an event of default or an event that would be an event of default if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "-- Default, Remedies and Waiver of Default".


     If the conditions described above are satisfied, we will not need to obtain the approval of the holders in order to merge or consolidate or to sell our assets substantially as an entirety. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell our assets substantially as an entirety. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of The Goldman Sachs Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.



     Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor firm is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to the notes, other than an obligation to pay additional amounts to non-U.S. investors in respect of U.S. withholding tax requirements, to the extent described above under "-- Payment of Additional Amounts".


                      RESTRICTIVE COVENANT AND DEFEASANCE

RESTRICTION ON LIENS


     In the indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on the voting or profit participating equity ownership interests that we or any of our subsidiaries own in Goldman, Sachs & Co. (or in any subsidiary that beneficially owns or holds, directly or indirectly, those interests in Goldman, Sachs & Co.), unless we also secure the notes on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may secure debt for borrowed money with liens on those interests without securing the notes if our board of directors determines that the liens do not materially detract from or interfere with the value or control of those interests, as of the date of the determination.

     Except as noted above, the indenture does not restrict our ability to put liens on our interests in our subsidiaries other than Goldman, Sachs & Co., nor does it restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Goldman, Sachs & Co. In addition, the restriction on liens applies only to liens that secure debt for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers' compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

DEFEASANCE AND COVENANT DEFEASANCE

     FULL DEFEASANCE. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes. This is called full defeasance. To do so, each of the following must occur:

     - We must deposit in trust for the benefit of all Holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

     - There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your notes any differently than if we did not make the deposit and just repaid the notes ourselves. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your notes.

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.


     If we ever fully defeased your note, you would have to rely solely on the trust deposit for payments on your notes. You would not be able to look to us for payment in the event of any shortfall.


     COVENANT DEFEASANCE. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to the notes. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:


     - We must deposit in trust for the benefit of the holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.


     - We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your notes any differently than if we did not make the deposit and just repaid the notes ourselves.

     If we accomplish covenant defeasance with regard to your note, the following provisions of the indenture and the notes would no longer apply:

     - our promise not to create liens on our voting or profit participating equity ownership interests in Goldman, Sachs & Co. described above under "-- Restriction on Liens"; and

     - the event of default resulting from a breach of covenants, described below in the third item under "-- Default, Remedies and Waiver of Default -- Events of Default".

     If we accomplish covenant defeasance, you can still look to us for repayment of your notes in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

                    DEFAULT, REMEDIES AND WAIVER OF DEFAULT


     You will have special rights if an event of default with respect to the notes occurs and is continuing, as described in this subsection.


EVENTS OF DEFAULT

     When we refer to an event of default with respect to the notes, we mean any of the following:


     - We do not pay the principal on any of these notes on its due date;



     - We do not pay interest on any of these notes within 30 days after its due date;



     - We remain in breach of our covenant described above under "-- Restrictive Covenant and Defeasance -- Restriction on Liens", or any other covenant we make in the indenture for the benefit of these notes, for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the holders of not less than 10% in principal amount of these notes; or


     - We file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc. occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized.

REMEDIES IF AN EVENT OF DEFAULT OCCURS


     If an event of default has occurred and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of the notes may declare the entire principal amount of all these notes to be due immediately. If an event of default occurs because of events in bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc., the entire principal amount of all these notes will be automatically accelerated, without any action by the trustee or any holder.



     Each of the situations described above is called an acceleration of the maturity of the notes. If the maturity of the notes is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the notes may cancel the acceleration for all the notes.


     If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.


     Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to these notes.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:


     - The holder of your note must give the trustee written notice that an event of default has occurred and the event of default must not have been cured or waived;



     - The holders of not less than 25% in principal amount of these notes must make a written request that the trustee take action because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;



     - The trustee must not have taken action for 60 days after the above steps have been taken; and



     - During those 60 days, the holders of a majority in principal amount of these notes must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of these notes.


You are entitled, however, at any time to bring a lawsuit for the payment of money due on your note on or after its due date.

WAIVER OF DEFAULT


     The holders of not less than a majority in principal amount of the notes may waive a default for all these notes. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on any note, however, without the approval of the particular holder of that note.


WE WILL GIVE THE TRUSTEE INFORMATION ABOUT DEFAULTS ANNUALLY

     Each year, we will give the trustee a written statement of two of our officers, certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default known to them.


Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.


                      MODIFICATION AND WAIVER OF COVENANTS

     There are three types of changes we can make to the indenture and the notes.

CHANGES REQUIRING EACH HOLDER'S APPROVAL


     First, there are changes that cannot be made without the approval of each holder of a note affected by the change. Here is a list of those types of changes:


     - change the stated maturity for any principal or interest payment on a note;

     - reduce the principal amount, the interest rate or the redemption price for a note;

     - permit redemption of a note if not previously permitted;

     - change the currency of any payment on a note other than as permitted by the note;

     - change the place of any payment on a note;

     - impair the holder's right to sue for payment of any amount due on its note;



     - reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken together, the approval of whose holders is needed to change the indenture or the notes;



     - reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose holders is needed to waive our compliance with the indenture or to waive defaults; and


     - change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

CHANGES NOT REQUIRING APPROVAL


     The second type of change does not require any approval by holders of the notes. This type is limited to clarifications and changes that would not adversely affect the notes in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect.



     We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other notes or other debt securities. In those cases, we do not need to obtain the approval of the holder of that note; we need only obtain any required approvals from the holders of the affected notes or other debt securities.


CHANGES REQUIRING MAJORITY APPROVAL

     Any other change to the indenture and the notes would require the following approval:


     - If the change affects only the notes, it must be approved by the holders of a majority in principal amount of the notes.



     - If the change affects the notes as well as one or more other series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of the notes and all other series affected by the change, with the notes and the other series voting together as one class for this purpose.



     In each case, the required approval must be given by written consent.



     The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and putting liens on our interests in Goldman, Sachs & Co., which we describe above under "-- Mergers and Similar Transactions" and "-- Restrictive Covenant and Defeasance". If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular note, or in the indenture as it affects that note, that we cannot change without the approval of the holder of that note as described above in "-- Changes Requiring Each Holder's Approval", unless that holder approves the waiver.



Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

                      SPECIAL RULES FOR ACTION BY HOLDERS


     When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules. We may apply similar rules to other series of debt securities issued under the indenture.


ONLY OUTSTANDING NOTES ARE ELIGIBLE


     Only holders of outstanding notes will be eligible to participate in any action by holders of these notes. Also, we will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be "outstanding":


     - if it has been surrendered for cancellation;


     - if we have deposited or set aside, in trust for its holder, money for its payment or redemption;


     - if we have fully defeased it as described above under "-- Restrictive Covenant and Defeasance -- Defeasance and Covenant Defeasance -- Full Defeasance"; or

     - if we or one of our affiliates, such as Goldman, Sachs & Co., is the beneficial owner.


     In some situations, holders of debt securities of other series may be eligible to participate in an action by holders of these notes. In that event, we may follow special rules in calculating the principal amount of their debt securities that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity.


DETERMINING RECORD DATES FOR ACTION BY HOLDERS


     We will generally be entitled to set any day as a record date for the purpose of determining the Holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are Holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global note may be set in accordance with procedures established by the depositary from time to time.


                          FORM, EXCHANGE AND TRANSFER

     If any notes cease to be issued in global form, they will be issued:

     - only in fully registered form;

     - without interest coupons; and

     - in denominations of $1,000 and multiples of $1,000.

     Holders may exchange their notes for notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.


     Holders may exchange or transfer their notes at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of holders and transferring notes. If the global notes are terminated and we issue notes in non-global form, holders of the non-global notes can transfer those notes at the offices of Banque Internationale a Luxembourg or its successor as our transfer agent in Luxembourg, but only for as long as the notes are listed on the Luxembourg Stock Exchange. We may appoint another entity to perform these functions or perform them ourselves.


     Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.


     We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.


     As long as the notes are issued in global form, only the depositary will be entitled to transfer and exchange notes as described in this subsection, since the depositary will be the sole holder of the notes.


                               PAYMENT MECHANICS

WHO RECEIVES PAYMENT?

     We will pay interest on the notes on the interest payment dates stated above under "--Financial Terms of the Notes", and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.


     If interest is due on a note on an interest payment date, we will pay the interest to the holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal is due on a note at maturity, we will pay the amount to the holder of the note against surrender of the note at the proper place of payment.


REGULAR RECORD DATES FOR INTEREST


     The regular record date relating to an interest payment date for any note will be the May 1 or November 1 next preceding the interest payment date, whether or not that preceding day is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.


HOW WE WILL MAKE PAYMENTS


     PAYMENTS ON GLOBAL NOTES. As long as the notes are issued in global form, we will make payments on the notes in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in a global note. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described above under "-- We Issued the Notes in Global Form".



     PAYMENTS ON NON-GLOBAL NOTES. If the global notes are terminated and we issue notes in non-global form, we will make payments on the notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the note. All payments by check will be made in next day funds -- i.e., funds that become available on the day after the check is cashed.


     Alternatively, if a non-global note has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.



Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on the notes.


PAYMENT WHEN OFFICES ARE CLOSED

     If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

     When we refer to a business day, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or any other relevant location generally are authorized or obligated by law, regulation or executive order to close. By other relevant location, we mean Luxembourg, for as long as the notes are listed on the Luxembourg Stock Exchange and that exchange so requires. If the notes cease to be held in global form, the reference to other relevant location will also mean each office of a paying agent, but only with respect to a payment to be made at that office, and each office of a transfer agent, but only with respect to any actions to occur at that office.

PAYING AGENT

     If we issue the notes in non-global form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices the notes may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents.

     For as long as these notes are listed on the Luxembourg Stock Exchange, we will also maintain a paying agent in Luxembourg. We have initially appointed Banque Internationale a Luxembourg, acting out of its corporate office in Luxembourg, or its successor, as that paying agent. We will notify you of any change in our Luxembourg paying agent by publication in Luxembourg.

UNCLAIMED PAYMENTS


     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.


                                    NOTICES


     As long as the notes remain in global form, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue the notes in non-global form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed.



     As long as these notes are listed on the Luxembourg Stock Exchange and its rules require, we will also give notices to holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By "daily newspaper" we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical for us to publish the notice, then we or the trustee, acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.



     Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.



Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.


                       OUR RELATIONSHIP WITH THE TRUSTEE


     The Bank of New York has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Bank of New York provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to other debt obligations of The Goldman Sachs Group, Inc. or its subsidiaries.



     The Bank of New York serves as the trustee for the notes and will initially serve as the trustee for any other series of debt securities to be issued under the indenture. In addition, The Bank of New York will initially serve as the trustee for any subordinated securities we may issue under our subordinated indenture. Consequently, if an actual or potential event of default occurs with respect to any of our debt securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under the indenture for the notes or the subordinated indenture, and we would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

                             UNITED STATES TAXATION

     This section describes the material United States federal income tax consequences of owning the notes and is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies;


     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;



     - a bank;



     - a life insurance company;



     - a tax-exempt organization;



     - a person that holds notes that are a hedge or that are hedged against interest rate or currency risks;



     - a person that holds notes as part of a straddle or conversion transaction for tax purposes; or



     - a person whose functional currency for tax purposes is not the U.S.
       dollar.



     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.


Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS


     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:


     - a citizen or resident of the United States;


     - a domestic corporation;



     - an estate whose income is subject to United States federal income tax regardless of its source; or



     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.



     If you are not a United States holder, this subsection does not apply to you and you should refer to "-- United States Alien Holders" below.



     PAYMENTS OF INTEREST. You will be taxed on any interest on your note as ordinary income at the time you receive the interest or it accrues, depending on your method of accounting for tax purposes. In addition, if you acquire your note at a price other than the initial offering price, the rules relating to market discount or amortizable bond premium may also apply to your note.

     PURCHASE, SALE AND RETIREMENT OF NOTES.  When you sell your note or your note is retired, you will generally recognize gain or loss equal to the difference between the amount you realize on the sale or retirement and the amount that you paid for your note. This gain or loss will be capital gain or loss, except to the extent attributable to accrued but unpaid interest or described below under "-- Market Discount". Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held for more than one year.



     MARKET DISCOUNT. You will be treated as if you purchased your note at a market discount, and your note will be a market discount note, if the note's principal amount exceeds the price you paid for your note by at least 1/4 of 1% of your note's principal amount multiplied by the number of complete years to the note's maturity.



     If your note's principal amount does not exceed the price you paid for the note by 1/4 of 1% multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.



     You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until maturity or disposition of your note.



     You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.



     If you are an accrual-basis taxpayer, you should be aware that the Clinton administration has recently proposed legislation that would require you to include market discount in income currently over the life of your note, subject to certain limitations. If enacted in the proposed form, this proposal would only be effective if you acquire your market discount note on or after the date of enactment. We do not yet know whether this proposal will be enacted or when it will become effective if enacted.



     NOTES PURCHASED AT A PREMIUM. If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service.



     BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, if you are a non-corporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments if you fail to provide an accurate certified taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

                          UNITED STATES ALIEN HOLDERS



     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:



     - a nonresident alien individual;



     - a foreign corporation;



     - a foreign partnership; or



     - an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from a note.



     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:



     - we and other payors will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of interest:



          1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The Goldman Sachs Group, Inc. entitled to vote,



          2. you are not a controlled foreign corporation that is related to us through stock ownership, and



                a. you certify to us or a U.S. payor under penalties of perjury, that you are not a United States holder and provide your name and address, or



                b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof; and



     - no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.



     Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:



     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The Goldman Sachs Group, Inc. entitled to vote at the time of death; and



     - the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.



     If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above, and the partnership must provide certain information, including a United States taxpayer identification number. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.



     You are generally exempt from backup withholding and information reporting on Internal Revenue Service Form 1099 with respect to any payments of principal or interest made by us and other payors, provided that you provide the certification described above, and provided further that the payor does not have actual knowledge that you are a United States person. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.


     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status under penalties of perjury or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:



     - a United States person;



     - a controlled foreign corporation for United States tax purposes;



     - a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or



     - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:



          1. one or more of its partners are "U.S. persons" as defined in U.S. Treasury regulations who in the aggregate hold more than 50% of the income or capital interest in the partnership, or



          2. the foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person, or you otherwise establish an exemption.

                              PLAN OF DISTRIBUTION



     Goldman, Sachs & Co., a subsidiary of The Goldman Sachs Group, Inc., will use this prospectus in connection with offers and sales of the notes in market-making transactions from time to time. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. In these transactions, Goldman, Sachs & Co. may act as principal or agent, including as agent for the counterparty in a transaction in which Goldman, Sachs & Co. acts as principal or as agent for both counterparties in a transaction in which Goldman, Sachs & Co. does not act as principal. Goldman, Sachs & Co. may receive compensation in the form of discounts and commissions, including from both counterparties in some transactions.



     Other affiliates of The Goldman Sachs Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose. Neither Goldman, Sachs & Co. nor any other affiliate of The Goldman Sachs Group, Inc., however, is obligated to make a market in the notes and may stop doing so at any time without notice.



     The Goldman Sachs Group, Inc. does not expect to receive the proceeds from market-making transactions. The Goldman Sachs Group, Inc. does not expect Goldman, Sachs & Co. or any other affiliate that engages in these transactions to pay the proceeds from their market-making resales to The Goldman Sachs Group, Inc.



     Goldman, Sachs & Co. does not expect the amount of notes held, as a result of market-making resales, by accounts over which it exercises discretionary authority to exceed, at any time, five percent of the aggregate initial offering price of the notes.



     The initial public offering price of the notes when originally issued was 99.779% of their par value. Goldman, Sachs & Co. acted as the lead underwriter in connection with the original offering and sale of the notes and received underwriting compensation in the form of a discount totaling $6,339,000.



     In this prospectus the term "offering" means the initial offering of the notes, which occurred in connection with their original issuance on May 19, 1999. This term does not refer to any subsequent resale of the notes by Goldman, Sachs & Co. or other affiliates in market-making transactions.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT


     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the notes.



     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the notes being offered by this prospectus are acquired by or with the assets of a pension or other employee benefit plan for which The Goldman Sachs Group, Inc. or any of its affiliates is a service provider, unless those notes are acquired pursuant to an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA.


If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

                             VALIDITY OF THE NOTES


     The validity of the notes was passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell, New York, New York and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York in connection with the initial offering and sale. Certain legal matters were also passed upon for The Goldman Sachs Group, Inc. by one of its General Counsel, Robert J. Katz or Gregory K. Palm. Sullivan & Cromwell has in the past represented, and continues to represent, one or more of the underwriters and their affiliates in a variety of matters. Cleary, Gottlieb, Steen & Hamilton has in the past represented, and continues to represent, Goldman Sachs in a variety of matters.



                                    EXPERTS



     The financial statements of Goldman Sachs as of November 27, 1998 and November 26, 1999 and for each of the three years in the period ended November 26, 1999 incorporated by reference in this prospectus and the financial statement schedule incorporated by reference in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The historical income statement, balance sheet and common share data set forth in "Selected Consolidated Financial Data" for each of the five fiscal years in the period ended November 26, 1999 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 25, 2000 and for the three months ended February 26, 1999 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 5, 2000 incorporated by reference herein states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated financial statements because this report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.



CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
                                      1995



     We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.



     Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Item 1: Business -- Certain Factors That May Affect Our Business" in our Annual Report on Form 10-K for the fiscal year ended November 26, 1999, which is incorporated in this prospectus by reference. See "Available Information" above for information about how to obtain a copy of this Annual Report.

                              GENERAL INFORMATION

     The board of directors of The Goldman Sachs Group, Inc. authorized the issuance of the notes by a resolution dated March 29, 1999.


     Euroclear and Clearstream, Luxembourg have accepted the notes for clearance through their systems. The Common Code for the notes is 9761284, the International Security Identification Number (ISIN) for the notes is US38141GAA22 and the CUSIP number for the notes is 38141G AA 2.


     The notes are listed on the Luxembourg Stock Exchange. Prior to the listing, a legal notice relating to the notes with The Goldman Sachs Group, Inc.'s certificate of incorporation and by-laws was registered with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies may be obtained upon request.

     As long as the notes are listed on the Luxembourg Stock Exchange, The Goldman Sachs Group, Inc. will maintain a paying agent in Luxembourg. The initial paying agent and listing agent in Luxembourg is Banque Internationale a Luxembourg.

     As long as any notes remain outstanding, you may obtain copies of our certificate of incorporation, by-laws and most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K during normal business hours on any weekday (except Saturdays, Sundays and public holidays) at the specified office of, or upon written request to, the trustee and, as long as the notes are listed on the Luxembourg Stock Exchange and its rules require, free of charge at the office of the listing agent in Luxembourg. In addition, a copy of the indenture will be available for inspection at those offices during those hours.

     The Goldman Sachs Group, Inc. has taken all reasonable care to ensure that the information with regard to Goldman Sachs and the notes stated in this prospectus is true and accurate in all material respects as of the date of this prospectus and that there are no other material facts the omission of which would make the information contained in this prospectus as of its date misleading in any material respect, and The Goldman Sachs Group, Inc. accepts responsibility accordingly.


     Since November 26, 1999 to the date of this prospectus there has been no material change in our capitalization, other than as indicated in or contemplated by this prospectus.


     As of the date of this prospectus and except as indicated in or contemplated by this prospectus, there has been no material adverse change in the financial position of Goldman Sachs as set forth in its financial statements included in this prospectus since the date of those financial statements.

     Various legal actions and proceedings involving Goldman Sachs are currently pending. Management does not anticipate that any losses resulting from those actions and proceedings would be material with respect to Goldman Sachs.

                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                         The Goldman Sachs Group, Inc.
                                85 Broad Street
                            New York, New York 10004

         TRUSTEE, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

          LISTING AGENT, TRANSFER AGENT AND PAYING AGENT IN LUXEMBOURG

                       Banque Internationale a Luxembourg
                                69, route d'Esch
                               L-1470 Luxembourg

                                 LEGAL ADVISORS

                TO THE ISSUER                               TO THE UNDERWRITERS
             Sullivan & Cromwell                    Cleary, Gottlieb, Steen & Hamilton
              125 Broad Street                               One Liberty Plaza
          New York, New York 10004                       New York, New York 10006

                              INDEPENDENT AUDITORS
                                 FOR THE ISSUER

                           PricewaterhouseCoopers LLP
                          1177 Avenue of the Americas
                            New York, New York 10036

-------------------------------------------------------
-------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------


                               TABLE OF CONTENTS



                                        Page
                                        ----
Available Information.................    2

Use of Proceeds.......................    3

Ratio of Earnings to Fixed Charges....    3

Goldman Sachs.........................    3

Description of the Notes Being
  Offered.............................    4

United States Taxation................   22

Plan of Distribution..................   26

Employment Retirement Income Security
  Act.................................   27

Validity of the Notes.................   27

Experts...............................   27

Cautionary Statement Pursuant to The
  Private Securities Litigation Reform
  Act of 1995.........................   28

General Information...................  P-1


-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------
-------------------------------------------------------

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                              6.65% Notes due 2009

                             ----------------------

                              [GOLDMAN SACHS LOGO]

                             ----------------------

                              GOLDMAN, SACHS & CO.

            -------------------------------------------------------

            -------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following is a statement of the expenses (all of which are estimated other than the SEC registration fee and the NASD fees), other than underwriting discounts and commissions, to be incurred by the registrant in connection with the distribution of the securities registered under this registration statement:


                                                                AMOUNT
                                                              TO BE PAID
                                                              -----------
SEC registration fee........................................  $   417,000
NASD fees...................................................       30,500
Legal fees and expenses.....................................      150,000
Listing fees................................................        8,400
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................       10,000
Accounting fees and expenses................................       25,000
Printing fees...............................................    1,000,000
Rating agency fees..........................................       15,000
Trustee's fees and expenses.................................       10,000
Miscellaneous...............................................       84,100
                                                              -----------
     Total..................................................  $ 1,750,000
                                                              ===========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the registrant's by-laws provides for indemnification by the registrant of any director or officer (as such term is defined in the by-laws) of the registrant who is or was a director of any of its subsidiaries, is or was a member of the Shareholders' Committee (as defined in the prospectus included in this registration statement) acting pursuant to the shareholders' agreement (as defined in the prospectus included in this registration statement) or, at the request of the registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the registrant. To the extent authorized from time to time by the board of directors of the registrant, the registrant may provide to any one or more employees of the registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the registrant on directors and officers of the registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The registrant has entered into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.


     The registrant has entered into an agreement that provides indemnification to its directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of its Management Committee or its Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by the registrant's board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of the registrant, The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation, this registration statement and certain other registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. The registrant has also entered into a similar indemnification agreement with its directors, some of its officers and all other persons requested or authorized by the registrant's board of directors or any committee thereof to take actions on behalf of the registrant in connection with certain other registration statements. These agreements are in addition to the registrant's indemnification obligations under its by-laws.


     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

     Policies of insurance are maintained by the registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


     Reference is also made to Section 9 of the underwriting agreement filed as
Exhibit 1.1 to the registration statement for information concerning the underwriters' obligation to indemnify the registrant and its officers and directors in certain circumstances.


ITEM 16.  EXHIBITS


  1.1  Form of Underwriting Agreement.**
  2.1  Plan of Incorporation.*
  2.2  Agreement and Plan of Merger of The Goldman Sachs
       Corporation into The Goldman Sachs Group, Inc.**
  2.3  Agreement and Plan of Merger of The Goldman Sachs Group,
       L.P. into The Goldman Sachs Group, Inc.**
  4.1  Indenture, dated as of May 19, 1999, between The Goldman
       Sachs Group, Inc. and The Bank of New York, as trustee.***
  4.2  Form of debt securities of The Goldman Sachs Group, Inc.
       (included in Exhibit 4.1).**

  5.1  Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
       Group, Inc.**
  8.1  Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
       Group, Inc., re tax matters.
 12.1 Statement re computation of ratios of earnings to fixed charges.****
 15.1  Letter re Unaudited Interim Financial Information.
 23.1  Consent of PricewaterhouseCoopers LLP.
 23.2  Consent of Sullivan & Cromwell (included in Exhibits 5.1 and
       8.1 above).**
 24.1  Powers of Attorney.**
 25.1  Statement of Eligibility of Trustee.**


---------------

    * Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-1 (No. 333-74449).

  ** Previously filed.

 *** Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form 8-A filed on June 29, 1999 (File No. 001-14965).


**** Incorporated by reference to Exhibit 12.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999 (File No. 001-14965), and to Exhibit 12.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended February 25, 2000 (File No. 001-14965).


ITEM 17.  UNDERTAKINGS


     The undersigned Registrant hereby undertakes:



          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-75213) to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York on the 2nd day of May, 2000.


                                          THE GOLDMAN SACHS GROUP, INC.

                                          By: /s/   DAVID A. VINIAR
                                            ------------------------------------

                                              Name: David A. Viniar


                                              Title: Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-75213) has been signed by the following persons in the capacities indicated on the 2nd day of May, 2000:


                        TITLE                                              SIGNATURE
                        -----                                              ---------
Director, Chairman of the Board and
  Chief Executive Officer
  (Principal Executive Officer)                                                *
                                                         ----------------------------------------------
                                                                     Henry M. Paulson, Jr.

Director and Vice Chairman                                                     *
                                                         ----------------------------------------------
                                                                        Robert J. Hurst

Director, President and Co-Chief Operating Officer                             *
                                                         ----------------------------------------------
                                                                         John A. Thain

Director, President and Co-Chief Operating
  Officer                                                                      *
                                                         ----------------------------------------------
                                                                        John L. Thornton

Director
                                                         ----------------------------------------------
                                                                        Sir John Browne

Director
                                                         ----------------------------------------------
                                                                         John H. Bryan

Director
                                                         ----------------------------------------------
                                                                        James A. Johnson

Director
                                                         ----------------------------------------------
                                                                        Ruth J. Simmons

Director                                                                       *
                                                         ----------------------------------------------
                                                                        John L. Weinberg

                        TITLE                                              SIGNATURE
                        -----                                              ---------
Chief Financial Officer
  (Principal Financial Officer)                                                *
                                                         ----------------------------------------------
                                                                        David A. Viniar

Principal Accounting Officer                                                   *
                                                         ----------------------------------------------
                                                                         Sarah G. Smith

*By: /s/             DAVID A. VINIAR
      Name: David A. Viniar
              Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
  NO.                             DESCRIPTION                               PAGE
-------   ------------------------------------------------------------  ------------
  1.1     Form of Underwriting Agreement.**
  2.1     Plan of Incorporation.*
  2.2     Agreement and Plan of Merger of The Goldman Sachs
          Corporation into The Goldman Sachs Group, Inc.**
  2.3     Agreement and Plan of Merger of The Goldman Sachs Group,
          L.P. into The Goldman Sachs Group, Inc.**
  4.1     Indenture, dated as of May 19, 1999, between The Goldman
          Sachs Group, Inc. and The Bank of New York, as trustee.***
  4.2     Form of debt securities of The Goldman Sachs Group, Inc.
          (included in Exhibit 4.1).**
  5.1     Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
          Group, Inc.**
  8.1     Opinion of Sullivan & Cromwell, counsel to The Goldman Sachs
          Group, Inc., re tax matters.
 12.1     Statement re computation of ratios of earnings to fixed
          charges.****
 15.1     Letter re Unaudited Interim Financial Information.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Sullivan & Cromwell (included in Exhibits 5.1 and
          8.1 above).**
 24.1     Powers of Attorney.**
 25.1     Statement of Eligibility of Trustee.**


---------------

* Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-1 (No. 333-74449).


**   Previously filed.


*** Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form 8-A filed on June 29, 1999 (File No. 001-14965).


**** Incorporated by reference to Exhibit 12.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended November 26, 1999 (File No. 001-14965), and to Exhibit 12.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended February 25, 2000 (File No. 001-14965).